Exhibit 10.3

Office of the Senior Vice President	1 New Orchard Road
Human Resources	Armonk, NY 10504

December 21, 2020

Mr. Gary Cohn

812 Park Avenue

New York, New York 10021

Dear Gary,

I am delighted to extend an offer of employment to you as IBM Senior Advisor.  I believe this position will afford you the opportunity to work with an exciting company and be a part of our transformation in the new era of cloud platform and cognitive solutions.

The attachment outlines the specifics of our offer. I am extremely excited about your joining the IBM team.

Please indicate your acceptance of this offer by signing and returning the letter along with the Sign on Repayment Agreement and the Noncompetition Agreement to me via email.

Sincerely,

Nickle LaMoreaux

Senior Vice President and Chief Human Resources Officer,

IBM Human Resources

Attachments

December 21, 2020

Mr. Gary Cohn, p.2

This letter, including its attachments, (“Offer Letter”) confirms our offer of IBM employment to you as Senior Advisor, reporting to Arvind Krishna, Chief Executive Officer, IBM (“CEO”).  You and the CEO will mutually agree on your duties, consistent with all the terms of this Offer Letter. You will be based in IBM’s offices currently located at 590 Madison Avenue, New York, New York. As approved by the IBM Board of Directors at its December 2020 meeting, you will be appointed to Vice Chairman, effective January 1, 2021. The elements of your employment offer are:

Total Target Cash:

Effective on your first day of employment, your target annualized cash compensation will be $2,750,000.00. It will be comprised of $1,170,000.00 annual base salary and $1,580,000.00 target incentive. This is in addition to your participation in the IBM benefits plans. As an employee, you will receive a paycheck on a semi-monthly basis, on or around the 15th and 31st of each month. For 2020, your base salary and incentive award will be prorated to reflect your actual IBM service.

The incentive payout amount will be determined based on IBM’s business performance and the attainment of your individual annual business objectives. Your incentive payment for the current performance year, which ends on December 31, 2020, will be prorated to reflect your actual IBM service. You must be an active employee on December 31, 2020 in order to be eligible for a payout. For further details on how this program works and how it relates to the rest of your compensation package, please read the IBM Annual Incentive Program description which will be sent to you after you join IBM.

New Hire Equity:

You will be awarded a new hire equity grant of $7,000,000.00 in planned value. You will receive 35% of this planned value in Restricted Stock Units (RSUs), and 65% in Performance Share Units (PSUs). Your awards will be granted on January 4, 2021. The number of RSUs and PSUs granted will be determined by dividing the planned grant value by the average of IBM’s closing stock price for the 30 active trading days prior to the date of grant.

Your RSU equity grant of $2,450,000.00 shall vest as follows: 25% per year, over 4 years, starting with the 1st anniversary of the date of grant. RSUs are equivalent in value to shares of IBM stock and, once vested and released, are paid out in stock.

Your PSU equity grant of $4,550,000.00 will vest and pay out following the applicable performance period. The first award will have $773,500.00 of planned value and will be based on the 2019-2021 performance period. The second award will have $1,501,500.00 planned value and will be based on the 2020-2022 performance period. The third award

December 21, 2020

Mr. Gary Cohn, p.3

will have $2,275,00.00 and will be based on the 2021-2023 performance period. These PSU awards provide for a range of payout from zero to 170 percent of units granted, based on attainment of IBM objectives. Following each three-year PSU performance period, the award would be paid in IBM stock, conditioned on your continued active employment by IBM.

RSUs and PSUs are subject to the terms and conditions of the applicable IBM Long- Term Performance Plan, award agreements, and terms and conditions documents, except as expressly set forth in this Offer Letter. Additional details about the award will be provided to you after your IBM employment begins. Subsequent grants may be awarded in IBM's discretion based on your performance and contribution to the business.

Sign-On Equity:

You will be awarded a Sign-On Equity Grant of $10,000,000.00 in planned value.  You will receive 100% of this planned value in Retention Restricted Stock Units (RRSUs). Your award will be granted on your date of hire, and in any event no later than December 31, 2020. The number of RRSUs granted will be determined by dividing the planned grant value by the average of IBM’s closing stock price for the 30 active trading days prior to the date of grant. Your Sign-on Equity Grant shall vest $4,000,000.00 in planned value on the first anniversary of your date of hire, $3,250,000.00 in planned value on the second anniversary of your date of hire, and $2,750,000.00 in planned value on the third anniversary of your date of hire. RRSUs are equivalent in value to shares of IBM stock and, once vested and released, are paid out in stock.

RSUs, PSUs and RRSUs are subject to the terms and conditions of the applicable IBM Long-Term Performance Plan, award agreements, and terms and conditions documents, except as expressly set forth in this Offer Letter. Additional details about the award will be provided to you after your IBM employment begins. Subsequent grants may be awarded in IBM's discretion based on your performance and contribution to the business.

Stock Ownership Requirements:

You understand that you will comply with IBM’s stock ownership requirements, which currently require that you attain an ownership level in IBM shares or equivalents equal to three (3) times your base salary plus annual incentive target within five years of your hire date. This requirement will be expressed as a number of shares that will be determined according to IBM’s standard planning price methodology. You also understand that you will be subject to applicable closed trading windows during which period neither you nor your immediate family members may trade in IBM securities.  Similarly, you may be required to obtain pre-approval to trade in IBM securities during the open trading windows due to membership on certain leadership teams.

December 21, 2020

Mr. Gary Cohn, p.4

Sign-on Bonus Installments:

As part of your employment offer, you will be provided a sign-on bonus of $2,000,000.00 which will be paid as follows: $1,000,000.00 will be paid on or before December 31, 2020, and $1,000,000.00 will be included in your semi-monthly paychecks immediately following the one-year anniversary of your hire date but in no event later than December 31, 2021. These payments will be less applicable tax withholdings. Please note the payments are subject to the terms and conditions of the repayment agreement attached and require your signature. Please see the attached repayment agreement for the complete terms.

Benefits:

During your employment, you will be eligible to participate in the various benefit plans which IBM generally makes available to its similarly situated employees, including medical and dental coverage, accident, disability and life insurance, as well as the IBM 401(k) Plus Plan. After you complete one year of IBM service, this Plan offers a 100% Company match, up to 5% of eligible pay, plus a 1% automatic contribution. In addition, if you meet certain eligibility requirements during the annual enrollment period held each fall, you may also be eligible to participate in the IBM Excess 401(k) Plus Plan that provides benefits in excess of the IRS limits. Additional details on these programs will be provided separately. For detailed information on IBM Health Care benefits, visit the Health Care Benefits at IBM site at http://www.ibm.com/employment/us/benefits/.

If you have additional benefits questions after visiting our website, please contact Paul Dunkle at XXXXXXXXX@ibm.com.

Additionally, the Affordable Care Act (ACA) requires companies to provide employees with a Notice of Exchanges which discusses the Health Insurance Marketplace; a public option where individuals may purchase health care coverage. This notice is attached for your information.

Commencing with the month of January 2021, IBM shall pay you a monthly amount to cover your costs incurred in engaging in business travel on IBM’s behalf, including travel from your Manhattan office to IBM’s Armonk headquarters as well as your personal security related thereto, up to $12,500 per month.  The costs will be covered either through direct reimbursement to you or through IBM provided services for such travel and personal security, as mutually agreed by you and IBM.  To the extent that the provision of these services is taxable to you, IBM shall pay you an additional amount in order to offset fully such tax liability.

December 21, 2020

Mr. Gary Cohn, p.5

You represent that you are not subject to any non-compete obligations that would prevent you from working for IBM.

Additional Terms of Your Employment:

You agree to execute Attachment A (regarding your restrictive covenant obligations), and Attachment B (regarding intellectual property rights and other matters).

IBM employees are required to comply with IBM’s Business Conduct Guidelines. Once you have authorized access to the IBM Intranet, you will be able to read and/or print the contents of these documents, and will be required to acknowledge receipt and compliance with the guidelines, as modified hereby.  IBM agrees that notwithstanding anything in the Business Conduct Guidelines, if any provisions of such guidelines conflict in any respect with the terms of this letter, including Attachment A the terms of Attachment A shall prevail without limitation.

Your employment is also contingent upon your compliance with the U.S. immigration law. The law requires you to complete the U.S. Government Employment Eligibility Verification form (I-9) and to provide on your first day of employment documents that verify your identity and employment eligibility. By accepting this offer, you will be required to comply with this law. The terms of this letter are not a contract of employment and do not imply employment for any specific period of time. Rather, employment at IBM is at-will, which means that either you or IBM may terminate your employment at any time, for any reason and without prior notice. No modification of this at-will status is valid unless contained in writing signed by two authorized representatives of IBM.

Accepted:	/s/Gary Cohn

Date:	12/24/20

Projected Start Date:	December 28, 2020

THIS NOTICE IS REQUIRED BY THE U.S. GOVERNMENT AND IS NOT AN IBM COMMUNICATION

Please read this important notice regarding the New Health Insurance Marketplace Coverage Options and Your Health Plan

When key parts of the health care law took effect in 2014, there was a new way to buy health insurance: the Health Insurance Marketplace. To assist you as you evaluate options for you and your family, this notice provides some basic information about the new Marketplace and employment-based health coverage offered by your employer.

What is the Health Insurance Marketplace?

The Marketplace is designed to help you find health insurance that meets your needs and fits your budget. The Marketplace offers "one-stop shopping" to find and compare private health insurance options. You may also be eligible for a new kind of tax credit that lowers your monthly premium right away. Open enrollment for health insurance coverage through the Marketplace begins in October of each calendar year for coverage starting as early as January 1 of the following calendar year.

Can I Save Money on my Health Insurance Premiums in the Marketplace?

You may qualify to save money and lower your monthly premium, but only if your employer:

a) does not offer coverage, or

b) offers coverage that does not meet certain standards.

The savings on your premium that you're eligible for depends on your household income.

Does Employer Health Coverage Affect Eligibility for Premium Savings through the Marketplace?

Yes. If you have an offer of health coverage from your employer that meets certain standards, you will not be eligible for a tax credit through the Marketplace; in that case you may wish to enroll in your employer's health plan.

However, you may be eligible for a tax credit that lowers your monthly premium or a reduction in certain cost-sharing if your employer does not offer coverage to you at all or does not offer coverage to you that meets certain standards. If the cost of a plan from your employer that would cover you (and not any other members of your family) is more than 9.5% of your household income for the year, or if the coverage your employer provides does not meet the "minimum value" standard set by the Affordable Care Act, you may be eligible for a tax credit.¹

Note: Please be aware that if you purchase a health plan through the Marketplace instead of accepting health coverage offered by your employer, you may lose the employer’s contribution, if any, to the employer-offered coverage. Also, this employer contribution - as well as your contribution to employer-offered coverage - is often excluded from income for Federal and State income tax purposes. Your payments for coverage through the Marketplace would be made by you on an after-tax basis.

How Can I Get More Information?

The About Your Benefits (Summary Plan Description) document, available on W3, contains information about IBM’s group health plan for active employees. You may also contact the IBM Benefits Center toll-free at XXX-XXX-XXXX (TTY: XXX-XXX-XXXX).  Representatives are available Monday through Friday (excluding New York Stock Exchange holidays except Good Friday), between 8:30 a.m. and 8:30 p.m. Eastern time.

The Marketplace can help you evaluate your coverage options, including your eligibility for coverage through the Marketplace and its cost. Please visit https://www.healthcare.gov/ for more information, including an online application for health insurance coverage and contact information for a Health Insurance Marketplace in your area.

1 An employer-sponsored health plan meets the “minimum value” standard if the plan's share of the total allowed benefit costs covered by the plan is no less than 60 percent of such costs.

Attachment A – Restrictive Covenant Agreement

In recognition of your unique and critical role as Senior Advisor, and your appointment to Vice Chairman of International Business Machines Corporation (“IBM”) effective January, 1, 2021 and your access to IBM Confidential Information and/or IBM customer goodwill by virtue of your position, your membership on senior leadership teams, and in consideration for your hiring, including your eligibility for awards to be granted to you under an IBM Long-Term Performance Plan (which constitutes independent consideration for Paragraph 1(e) herein); and/or for other good and valuable consideration, as well as in  recognition of the fact that IBM agrees that you may pursue various Outside Interests (as defined below),  you (“Employee” or “you”) and a duly authorized representative of IBM agree to the terms and conditions herein of this Restrictive Covenant Agreement (the “Agreement”). Capitalized terms not otherwise defined shall have the meaning ascribed to them in Paragraph 3.

1)Covenants.

You acknowledge and agree that:

a)the compensation that you will receive in connection with this Agreement, including any equity awards, cash and/or other compensation, your position as Senior Advisor and subsequently as Vice Chairman, and/or your appointment to or continued membership on leadership teams, is consideration for your work at IBM, your agreement to the terms and conditions of this Agreement, and your compliance with the post-employment restrictive covenants included in this Agreement.

b)(i) the business in which IBM and its affiliates (collectively, the “Company”) are engaged, the Restricted Business Area, is intensely competitive; (ii) your employment by IBM and/or your membership on leadership teams, requires that you have access to, and knowledge of, IBM Confidential Information, including IBM Confidential Information that pertains to the Company’s global operations; (iii) you are given access to, and develop relationships with, customers of the Company at the time and expense of the Company; and (iv) by your training, experience and expertise, your services to the Company are, and will continue to be, extraordinary, special and unique.

c)(i) the improper disclosure of material IBM Confidential Information  not in the course of the performance of your duties of employment for IBM would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the business of the Company; and (ii) you will keep in strict confidence, and will not, directly or indirectly, at any time during or after your employment with IBM, disclose, furnish, disseminate, make available, rely on or use, except in the course of performing your duties of employment with IBM, (A) any IBM Confidential Information, (B) any trade secrets or confidential business and technical information of the Company or (C) any trade secrets or confidential business and technical information of its customers or vendors provided to you in the course of performing your duties of employment for IBM.

d)(i) IBM Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by the Company and/or you, is owned by the Company and (ii)  the retention, disclosure and/or use of such IBM Confidential Information by you during or after your employment with IBM (except in the course of performing your duties of employment for IBM) shall constitute a misappropriation of the Company’s trade secrets.

e)during your employment with IBM and for twelve (12) months following the termination of your employment either by you or by IBM: (i) you will not directly or indirectly, within the Restricted Area, Engage in or Associate with a Competing Business; however, in the event that your employment with IBM is terminated by IBM not for Cause, the post-employment restriction in this clause will not apply; and (ii) you will not use IBM Confidential Information to directly or indirectly solicit, for competitive business purposes, any actual or prospective customer of the Company which you were materially involved with or exposed to material IBM Confidential Information about as part of your job responsibilities during the last twelve (12) months of your employment with IBM.

f)during your employment with IBM and for one (1) year following the termination of your employment either by you or by IBM for any reason, you will not directly or indirectly, within the Restricted Area, solicit or make an offer to, or participate or assist in any effort to solicit, or make an offer to, any Employee of the Company that would result in such Employee of the Company ending his or her employment relationship with the Company.

2)Outside Interests.

It is desirable and understood that you will maintain and may add to your current commercial and public activities while you are providing services to IBM, which are unique and valuable to both parties and thus IBM does not intend to restrict provided the activities are outside the Restricted Business Area (“Outside Interests”).  Specifically, it is agreed that you are permitted under this Agreement to engage in the following Outside Interests outside the Restricted Business Area:

a)All boards of directors or similar governing bodies on which Employee currently sits, and any boards of directors or similar governing bodies on which Employee may agree to serve on in the future, provided however, that such position is not with a Competing Business.

b)Any paid public speaking engagements that Employee may agree to make that do not discuss IBM, a Competing Business or the Restricted Business Area.

c)Any appearances on any form of media, including television, social media, webcast, or otherwise that do not discuss IBM, a Competing Business or the Restricted Business Area.

d)All financial investments in which Employee or a member of his family have an interest, including future increases in the level of financial commitment in any such investment.

e)All financial investments that Employee may wish to make in the future, including but not limited to investments in or through a special purpose acquisition company (“SPAC”), so long as no such investment is in a Competing Business and no such investment involves Employee improperly using or disclosing IBM Confidential Information.

With respect to any activity not otherwise approved under this Paragraph 2, the CEO may approve such an activity upon presentation of such activity by Employee, or to the extent that applicable law requires approval by the Board of Directors of IBM, the Board shall exercise such discretionary approval.  For avoidance of doubt, none of the Outside Interests permitted by Paragraph 2 are intended to limit Employee’s obligation not to use or disclose IBM Confidential Information in an improper manner.

For the avoidance of doubt, you may engage in the Outside Interests, whether before, during or after the period of your employment with IBM, without breaching this Agreement or any principle of applicable law with respect to your duties to IBM (including the corporate opportunity doctrine or any fiduciary duties owed by employees to their employers) or any other agreement between you and IBM or the Company, any policy of IBM or the Company, any terms of any compensation or benefit plan (including but not limited to any documents prepared to set forth the terms and conditions of any award granted to you including under IBM’s Long Term Performance Plans) sponsored by IBM or any other member of the Company, including but not limited to any awards, compensation, benefits, payments or other remuneration paid or payable to you on account of your services as an employee of IBM, or applicable law which might otherwise be enforceable by IBM.

3)Definitions.

The following terms have the meanings provided below.

a)“Cause” means, as reasonably determined by IBM’s Chief Executive Officer (“CEO”) in good faith, the occurrence of any of the following: (i) embezzlement, misappropriation of corporate funds or other material acts of dishonesty engaged in the course of Employee’s duties of employment with IBM; (ii) commission or conviction of any felony or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor (other than a minor traffic violation or other minor infraction); (iii) engagement in any activity that materially harms the business or reputation of the Company; (iv) material breach of  the Company’s corporate codes, policies or procedures, as amended by this Agreement; (v) a material breach of any covenant in any employment agreement or this Agreement, or a material breach of any other provision of your employment agreement, in either case if the material breach is not substantially cured within thirty (30) days after you are provided with written  notice of the material breach (no notice and cure period is required if the material breach has no possibility of being substantially cured); (vi) willful failure by you to perform your duties or follow the directions of the CEO, which willful failure is not cured to the CEO’s reasonable satisfaction within thirty (30) days after a written demand for substantial performance is delivered to you (no notice or cure period is required if the willful failure to perform has no possibility of being substantially cured); (vii) material violation of any statutory, contractual or common law duty or obligation to the Company, including, without limitation, the duty of loyalty, as amended by this Agreement; (viii) rendering of services for a Competing Business; or (ix) acceptance of an offer to Engage in or

Associate with a Competing Business; provided, however, that the mere failure to achieve performance objectives shall not constitute Cause.

b) “Competing Business” means the companies described as competitors in IBM’s then most recent Form 10-K on file with the SEC in Part 1 – Business, under the heading “Competition” and those engaged in quantum computing.   IBM reserves the right to add other competitors to this definition when material changes to the competitive landscape occur upon mutual agreement between the CEO and Employee.

c)“Employee of the Company” means any employee of the Company who works for the Company within the Restricted Area at the time of the actual or attempted solicitation or making of an offer.

d)“Engage in or Associate with” includes, without limitation, engagement or association as a sole proprietor, owner, employer, director, partner, principal, joint venturer, associate, employee, member, consultant, or contractor. The phrase also includes engagement or association as a shareholder or investor during the course of your employment with IBM, but excludes beneficial ownership of less than five percent (5%) or more of any class of outstanding equity securities of a Competing Business that is actively traded on a public securities exchange.

e)“IBM Confidential Information” is any information of a confidential or secret nature that is disclosed to you, or created or learned by you, in any such case while you are employed by IBM and in the course of your employment with IBM that relates to the business of the Company, including but not limited to trade secrets. Examples of IBM Confidential Information include, but are not limited to: the Company’s formulae, patterns, compilations, programs, devices, methods, techniques, software, tools, systems, and processes, the Company’s selling, manufacturing, and servicing methods and business techniques, implementation strategies, and information about any of the foregoing, the Company’s training, service, and business manuals, promotional materials, training courses, and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, client data, global strategic plans, marketing plans, information about the Company’s management techniques and management strategies, information regarding long-term business opportunities, information regarding the development status of specific Company products, assessments of the global competitive landscape of the industries in which the Company competes, plans for investment in or acquisition, divestiture or disposition of products or companies or business units, expansion plans, financial status and plans, compensation information, and personnel information. For avoidance of doubt, IBM Confidential Information does not include any such information that is known outside of the Company through no breach of your obligations hereunder and other than by any person whose knowledge is subject to a form of confidentiality agreement in favor of IBM or the Company disposition of products or companies or business units, expansion plans, financial status and plans, compensation information, and personnel information. For avoidance of doubt, IBM Confidential Information does not include any such information that is known outside of the Company through no breach of your obligations hereunder and other than by any person whose knowledge is subject to a form of confidentiality agreement in favor of IBM or the Company.

f)“Restricted Area” means any geographic area in the world in which you worked or for which you had job responsibilities, including supervisory responsibilities, during the last twelve (12) months of your employment with IBM. You acknowledge that IBM is a global company and that your responsibilities are global in scope.

g)“Restricted Business Area” means IBM’s business as described in the then most recent Form 10-K on file with the SEC in the section Part 1 Business, as well as quantum computing and the business of Red Hat.  IBM reserves the right to amend this definition of Restricted Business Area when material changes in its business occur upon mutual agreement between the CEO and Employee.

4)Acknowledgements.

You acknowledge that a mere agreement not to improperly disclose, use or rely on IBM Confidential Information after your employment by IBM ends would be inadequate, standing alone, to protect IBM’s legitimate business interests. You acknowledge that improper disclosure of, use of, or reliance on IBM Confidential Information, whether or not intentional, is often difficult or impossible for the Company to detect until it is too late to obtain any effective remedy. You acknowledge that the Company will suffer irreparable harm if you materially breach Paragraph 1, as modified by Paragraph 2, or otherwise improperly disclose, use, or rely on IBM Confidential Information. You acknowledge that the restrictions set forth in Paragraph 1, as modified by Paragraph 2, are reasonable as to geography, scope and duration. You acknowledge that you have the right to consult with counsel prior to signing this Agreement.

5)Injunctive Relief.

You agree that the Company would suffer irreparable harm if you were to materially breach, or threaten to materially breach, any provision of this Agreement and that the Company would by reason of such material breach, or threatened material breach, be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and you further consent and stipulate to the entry of such injunctive relief in such a court prohibiting you from materially breaching, or further materially breaching, this Agreement. This Paragraph shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief in the event of a material breach of this Agreement.

6)Severability.

In the event that any one or more of the provisions of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, geographic scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid or unenforceable shall not in any way affect or impair the validity or enforceability of this Agreement in any other jurisdiction.

7)Headings.

The headings in this Agreement are inserted for convenience and reference only and shall in no way affect, define, limit or describe the scope, intent or construction of any provision hereof.

8)Waiver.

The failure of IBM to enforce any terms, provisions or covenants of this Agreement shall not be construed as a waiver of the same or of the right of IBM to enforce the same. Waiver by IBM of any claim for breach or default by you (or by any other employee or former employee of IBM) of any term or provision of this Agreement (or any similar agreement between IBM and you or any other employee or former employee of IBM) shall not operate as a waiver of any other claim for breach or default.

9)Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon IBM, any successor organization which shall succeed to IBM by acquisition, merger, consolidation or operation of law, or by acquisition of all or substantially all of the assets of IBM and any assigns. You may not assign your obligations under this Agreement.

10)Disclosure of Existence of Covenants.

You agree that while employed by IBM and for one (1) year thereafter, you will communicate the existence of the restrictive covenants in this Agreement to any person, firm, association, partnership, corporation or other entity which you intend to be employed by, associated with or represent, prior to accepting such employment, association or representation.

11)Notice to IBM.

In recognition of the complexity and dynamic pace of the technology business, you agree to provide reasonably prompt notice to the Senior Vice President of Human Resources for IBM as follows:

a)If at any time during your employment, you intend to Engage or Associate with a person or entity with operations in the Restricted Business Area, including providing information about the planned activities so that IBM can determine whether such activities are permitted under this Agreement.

b)for a period of one (1) year after the end of your employment, if you intend to Engage or Associate with a person or entity with operations in the Restricted Business Area.

12)No Oral Modification.

This Agreement may not be changed orally, but may be changed only in a writing signed by the Employee and a duly authorized representative of IBM.

13)Entire Agreement.

This Agreement sets forth the entire understanding between the Employee and IBM concerning the restrictive covenants herein and otherwise, and supersedes any other restrictive covenant, nondisclosure obligation or confidentiality obligation or other restrictive covenant of the Employee to IBM or the Company under any other agreement, policy, arrangement plan or program of the Company.  It is the intent of the parties that this Agreement shall constitute the sole expression of the restrictive covenants that Employee has to IBM or the Company before, during and after Employee’s period of employment with IBM, and the terms and conditions of any other agreement, policy, arrangement, plan or program of IBM or the Company shall be amended or revised accordingly to give full effect to this Agreement.  For avoidance of doubt, in the event that any other agreement, policy, arrangement, plan or program addresses or attempts to impose a restriction upon Employee of a nature not discussed under this Agreement, such restriction shall not apply to Employee, except as required by law.  The Company shall take any and all actions that are necessary or desirable or convenient in order to give full effect to this Agreement and the intent expressed in this Paragraph 13, including but not limited to approval of Employee’s other activities set forth in Paragraph 2 of this Agreement.   Nothing herein affects your rights, immunities or obligations under any federal, state or local law, including under the Defend Trade Secrets Act of 2016, as described in the Company’s Business Conduct Guidelines, or prohibits you from reporting possible violations of law or regulation to a government agency, as protected by law. The Employee and IBM represent that, in executing this Agreement, the Employee and IBM have not relied upon any representations or statements made, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement.

14)Governing Law and Choice of Forum.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of law rules. The parties agree that any action or proceeding with respect to this Agreement shall be brought exclusively in the state and federal courts sitting in New York County (Manhattan), New York. The parties agree to the personal jurisdiction thereof, and irrevocably waive any objection to the venue of such action, including any objection that the action has been brought in an inconvenient forum.

The individual signing below on behalf of IBM represents and warrants that such individual is authorized to sign this Agreement on behalf of IBM and bind IBM fully to the terms and conditions of this Agreement.

Gary Cohn		INTERNATIONAL BUSINESS MACHINES CORPORATION

/s/ Gary Cohn		/s/ Nickle LaMoreaux
(Employee Signature)		By: Nickle LaMoreaux
Senior Vice President & Chief Human
Resources Officer

Date: 12/24/20		Date: 12/24/20

Employee Serial No.	XXX-XX-XXXX

Attachment B

Agreement Regarding Intellectual Property & Other Matters

In consideration of my employment by International Business Machines Corporation or one of its subsidiaries or affiliates (collectively, “IBM”), I agree as follows:

I hereby assign to IBM my entire right, title, and interest in any idea, concept, technique, invention, design (whether the design is ornamental or otherwise), computer programs and related documentation, other works of authorship, mask works, and the like hereafter made, conceived, written, or otherwise created solely or jointly by me during the course of my employment with IBM (all hereinafter called "Developments"),  whether or not such Developments are patentable, subject to copyright or trademark protection or susceptible to any other form of protection which: (a) relate to the actual or anticipated business or research or development of IBM or (b) are suggested by or result from any task assigned to me or work performed by me for or on behalf of IBM. If, by operation of law such right, title, and interest in Developments vest in IBM upon creation, I acknowledge that such right, title, and interest belong to IBM. Also, I hereby assign to IBM my entire right, title and interest in any such Developments that were or are suggested by or a result of any task assigned to me or work performed by me for or on behalf of any entity that IBM acquired or in which IBM purchased a controlling interest to the extent that any such right, title and interest is not already owned by said entity.

In the case of any "other works of authorship", such assignment or ownership shall be limited to those works of authorship which meet both conditions (a) and (b) above.

The above provisions concerning assignment or ownership of Developments apply to Developments created while employed by IBM. The assignment of Developments in this Attachment B shall exclude any Developments in which I have a right, title, or interest and that were, prior to my employment with IBM, (1) conceived and/or made solely or jointly by me; (2) written wholly or in part by me; or (3) expressly stated in an agreement that I executed with another party which precludes an assignment to IBM (collectively, these exceptions to assigned Developments hereunder shall be known as “Excluded Developments”). Further, I acknowledge that I will not use, or cause to be used, any Excluded Developments in IBM’s business, research or development without a written or email authorization to do so from the Chief Executive Officer. I hereby identify any and all Excluded Developments which are not published in a searchable public database (e.g., United States Patent & Trademark Office). In the following table I have provided a brief non-confidential description that sufficiently identifies the Excluded Development (e.g., title of publication), the creation date of the Excluded Development, and, to the extent my rights to the Excluded Development are governed by an agreement, the other named party to the agreement and the date the obligation terminates.   If I do not have any Excluded Developments to declare I have left the following table blank or have written “None,” “Non/Applicable,” or a similar designation.

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Description of Excluded Development Date Created Named Party/Termination Date

In connection with any of the Developments assigned by this Attachment B: (a) I will promptly disclose them in writing to the IBM Intellectual Property Law Department; and (b) I will, on IBM's request, promptly execute a specific assignment of title to IBM or its designee, and do anything else reasonably necessary to enable IBM or such designee to secure a patent, copyright or other form of protection therefore in the United States and in other countries. In addition, I agree to promptly notify the IBM Intellectual Property Law Department in writing of any patent or patent application in which I am an inventor but which is not assigned by this Attachment Band which discloses or claims any Development made, conceived, or written while I am employed by IBM. I also agree to promptly notify the IBM Intellectual Property Law Department if, after I leave the employ of IBM, I am contacted by anyone or any entity outside of IBM regarding any transaction, legal or governmental proceeding, litigation or other legal dispute concerning or relating to any of the Developments assigned by Attachment B.

IBM and its licensees, successors, or assigns (direct or indirect) are not required to designate me as an author of any Development which is subject to this Attachment B  when it is distributed, publicly or otherwise, or to secure my permission to change or otherwise alter its integrity. I hereby waive and release, to the extent permitted by law, all rights in and to such designation and any rights I may have concerning modifications of such Developments. I understand that any rights, waivers, releases, and assignments herein granted and made by me are freely assignable by IBM and are for the benefit of IBM and its subsidiaries, licensees, successors, and assigns.

I agree that IBM, its services providers and other third parties authorized by IBM will collect, use, store, make available to those who have a need-to-know, and otherwise process my personal information to establish, maintain and terminate my employment relationship with IBM and for other legitimate business purposes, anywhere in the world. Such personal information, whether provided to IBM, its service providers, or third parties directly by me or otherwise gathered, includes my name, photo, contact information, skills, compensation, performance, usage of IBM assets, background check results, bank account information, and disability information.  I will not use for unauthorized purposes nor share with any unauthorized parties, either during or after my employment, any personal information about others to which I may have access during my employment at IBM.

/s/ Gary Cohn
Gary Cohn

Date: 12/24/20

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